Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement on Form S‐8 pertaining to the Second Amended and Restated 2009 Equity Participation Plan, as amended, of Kennedy‐Wilson Holdings, Inc. of our audit report dated March 31, 2025, with respect to the consolidated financial statements of Vintage Housing Holdings, LLC as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 included in the Annual Report on Form 10‐K/A of Kennedy‐Wilson Holdings, Inc. for the year ended December 31, 2024.

/s/ CohnReznick LLP
Atlanta, Georgia
June 13, 2025